Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2008 RESULTS

•	Second quarter earnings per share up 18% to $2.15; Year-to-date earnings per share up 14% to $3.90
•	Second quarter net earnings up 13% to $882 million; Year-to-date net earnings up 10% to $1.6 billion
•	Second quarter net sales up 4% to $11.0 billion; Year-to-date net sales up 6% to $21.0 billion
•	Cash from operations of $1.5 billion for the quarter; $2.4 billion year-to-date
•	Increased outlook for 2008 net sales, earnings per share, cash from operations, and return on invested capital (ROIC)

BETHESDA, Maryland, July 22, 2008 - Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2008 net earnings of $882 million ($2.15 per diluted share), compared to $778 million ($1.82 per diluted share) in 2007. Net sales were $11.0 billion, a 4% increase over second quarter 2007 sales of $10.7 billion. Cash from operations for the second quarter of 2008 was $1.5 billion, compared to $1.4 billion in 2007.

"In line with our expectations, the Corporation had a strong second quarter, strategically, operationally and financially,” said Bob Stevens, Chairman, President and CEO. "This performance reflects the dedication of our talented work force and leadership team's focus on consistent performance for our customers and stockholders."

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the quarter and year-to-date periods, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	2nd Quarter		Year-to-Date
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$11,039	$10,651	$21,022	$19,926

Operating profit
Segment operating profit	$1,315	$1,210	$2,465	$2,209
Unallocated corporate, net:
FAS/CAS pension adjustment	32	(14)	64	(28)
Unusual items, net	85	25	101	71
Stock compensation expense	(40)	(33)	(75)	(82)
Other, net	(29)	(24)	(14)	(21)
	1,363	1,164	2,541	2,149
Interest expense	92	93	179	186
Other non-operating income / (expense), net	34	67	27	104
Earnings before income taxes	1,305	1,138	2,389	2,067
Income taxes	423	360	777	599
Net earnings	$882	$778	$1,612	$1,468
Diluted earnings per share	$2.15	$1.82	$3.90	$3.42
Cash from operations	$1,491	$1,404	$2,373	$2,886

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2008 FINANCIAL OUTLOOK [1]	2008 Projections
(In millions, except per share data and percentages)	Current Update	April 2008

Net sales	$41,900 - $42,900	$41,800 - $42,800

Operating profit:
Segment operating profit	$4,825 - $4,925	$4,750 - $4,875
Unallocated corporate expense, net:
FAS/CAS pension adjustment	125	125
Unusual items, net	100	15
Stock compensation expense	(155)	(155)
Other, net	(40)	(40)
	4,855 - 4,955	4,695 - 4,820

Interest expense	(345)	(360)
Other non-operating income / (expense), net	45	45
Earnings before income taxes	$4,555 - $4,655	$4,380 - $4,505

Diluted earnings per share	$7.45 - $7.60	$7.15 - $7.35
Cash from operations	≥ $4,300	≥ $4,200
ROIC[2]	≥ 20.0%	≥ 19.0%

1 All amounts approximate
2 See discussion of non-GAAP performance measures at the end of this document

The increase in the Corporation’s projected 2008 net sales results from the acquisition of the Eagle Group during the second quarter.

The increase in the Corporation’s projected 2008 diluted earnings per share results primarily from:
•	higher projected segment operating profit due to improved performance from Aeronautics, Electronic Systems, and Information Systems & Global Services;
•	earnings of $0.14 per share recognized on an unusual item in the second quarter; and
•	a decrease in interest expense as a result of the scheduled redemption on August 15, 2008 of the Corporation’s $1 billion floating rate convertible debentures as announced on June 26, 2008.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during the second quarter as follows:
•	repurchased 7.3 million shares at a cost of $770 million in the quarter and 18.6 million shares at a cost of $2.0 billion for the year-to-date period;
•	made capital expenditures of $170 million during the quarter and $274 million during the first six months of the year;
•	paid cash dividends of $168 million in the quarter and $340 million for the year-to-date period;
•	repaid $103 million of long-term debt in the quarter; and
•	invested $77 million in the quarter and $88 million during the first half of the year for acquisition and investment activities.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales
Aeronautics	$2,884	$3,136	$5,691	$5,957
Electronic Systems	3,095	2,927	5,884	5,442
IS&GS	2,858	2,520	5,362	4,665
Space Systems	2,202	2,068	4,085	3,862
Total net sales	$11,039	$10,651	$21,022	$19,926

Operating profit
Aeronautics	$366	$378	$689	$677
Electronic Systems	409	387	775	704
IS&GS	272	231	502	429
Space Systems	268	214	499	399
Segment operating profit	1,315	1,210	2,465	2,209
Unallocated corporate income (expense), net	48	(46)	76	(60)
Total operating profit	$1,363	$1,164	$2,541	$2,149

The following discussion compares the operating results for the quarters and year-to-date periods.

Aeronautics

($ millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,884	$3,136	$5,691	$5,957
Operating profit	$366	$378	$689	$677
Operating margin	12.7%	12.1%	12.1%	11.4%

Net sales for Aeronautics decreased by 8% for the quarter and 4% for the six months of 2008 from the comparable 2007 periods. In both periods, decreases in Combat Aircraft sales more than offset increases in Air Mobility and Other Aeronautics Programs. The decrease in Combat Aircraft for both the quarter and the six months was due primarily to lower volume on F-16 programs. The increase in Air Mobility for the quarter and first half of the year was due primarily to higher volume on C-130J programs, including deliveries and support activities. There were three C-130J deliveries in the second quarter of 2008 and six during the first six months of the year compared to three and five deliveries in the comparable periods of 2007. The increase in Other Aeronautics Programs for both periods was due mainly to higher volume in sustainment services activities.

Operating profit decreased by 3% for the quarter and increased by 2% for the six months of 2008 from the comparable 2007 periods. During the quarter, operating profit decreases in Combat Aircraft and Air Mobility offset an increase in Other Aeronautics Programs. In Combat Aircraft, the decline was due mainly to lower volume on F-16 programs. The decrease in operating profit at Air Mobility was attributable primarily to performance on C-5 programs offset partially by improved performance on C-130 programs. The increase in Other Aeronautics Programs was due mainly to higher volume and improved performance in sustainment services activities. During the first six months of the year, an increase in Other Aeronautics Programs was offset partially by declines in Air Mobility and Combat Aircraft. The increase in Other Aeronautics Programs was due mainly to higher volume in sustainment services activities. In Air Mobility operating profit decreased due to performance on C-5 programs which was partially offset by improved performance and the delivery of one additional C-130J in 2008.

Electronic Systems

($ millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$3,095	$2,927	$5,884	$5,442
Operating profit	$409	$387	$775	$704
Operating margin	13.2%	13.2%	13.2%	12.9%

Net sales for Electronic Systems increased by 6% for the quarter and 8% for the six months of 2008 from the comparable 2007 periods. During the quarter and the first half of the year, sales increased due mainly to higher volume in fire control and tactical missile programs at Missiles & Fire Control (M&FC) and undersea systems, surface systems, and radar systems activities at Maritime Systems & Sensors (MS2). These increases were offset partially in both periods by declines in platform integration activities at Platform, Training & Energy (PT&E).

Operating profit for Electronic Systems increased by 6% for the quarter and 10% for the six months of 2008 from the comparable 2007 periods. In both the quarter and six month periods, the increases in operating profit were attributable primarily to higher volume and improved performance in tactical missile and fire control programs at M&FC and radar systems at MS2. In both periods, these increases were offset partially by declines in operating profit at PT&E due mainly to performance in the second quarter on platform integration programs.

Information Systems & Global Services

($ millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,858	$2,520	$5,362	$4,665
Operating profit	$272	$231	$502	$429
Operating margin	9.5%	9.2%	9.4%	9.2%

Net sales for IS&GS increased by 13% for the quarter and 15% for the six months of 2008 from the comparable 2007 periods. Sales increased in all three lines of business for both the quarter and six months. The increase in Global Services was due principally to global and mission services activities. The increase in Mission Solutions was driven primarily by mission and combat support solutions activities and global security solutions programs. The increase in Information Systems was due to higher volume on information technology programs.

Operating profit for IS&GS increased by 18% for the quarter and 17% for the six months of 2008 from the comparable 2007 periods. In both the quarter and the six month periods, the increase in operating profit was driven by Information Systems and Mission Solutions. The increase in Information Systems was due to higher volume on IT programs and a benefit from a contract restructuring during the first quarter of 2008. Mission Solutions operating profit grew due to higher volume and improved performance on secure enterprise solutions and mission and combat support solutions activities.

Space Systems

($ millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,202	$2,068	$4,085	$3,862
Operating profit	$268	$214	$499	$399
Operating margin	12.2%	10.3%	12.2%	10.3%

Net sales for Space Systems increased by 6% for both the quarter and six month periods of 2008 from the comparable 2007 periods. In both periods, sales growth in Space Transportation was offset partially by a decline in Satellites. The sales growth in Space Transportation was due primarily to higher volume on the Orion program. In Satellites, reduced volume in government satellite activities was offset partially by an increase in commercial satellite activities in both periods. There was one commercial satellite delivery during the second quarter and two during the first six months of 2008. In the first six months of 2007 there was one commercial satellite delivery in the second quarter.

Operating profit increased by 25% for both the quarter and six months of 2008 from the comparable 2007 periods. In both periods, the increase in operating profit was due to growth in Space Transportation and Satellites. In Space Transportation, the increase was attributable mainly to higher equity earnings on the United Launch Alliance joint venture, volume on the Orion program and the results from successful negotiations of a terminated commercial launch service contract in the first quarter of 2008. In Satellites, the increase was attributable mainly to higher volume and improved performance on commercial satellite activities.

Unallocated Corporate Income (Expense), Net

($ millions)	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
FAS/CAS pension adjustment	$32	$(14)	$64	$(28)
Unusual items, net	85	25	101	71
Stock compensation expense	(40)	(33)	(75)	(82)
Other, net	(29)	(24)	(14)	(21)
Unallocated corporate income (expense), net	$48	$(46)	$76	$(60)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate income (expense), net.” See the Corporation’s 2007 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) switched to an income item in 2008 due to an increase in the discount rate and other factors such as actual return on plan assets. This change is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

For purposes of segment reporting, the following unusual items were included in “Unallocated corporate income (expense), net” for the quarters and six-month periods of 2008 and 2007:

2008 —
•
Second quarter earnings, net of state income taxes, of $85 million associated with reserves related to various land sales that are no longer required. Reserves were recorded at the time of each land sale based on the U.S. Government's assertion of its right to share in the sale proceeds. This matter was favorably settled with the U.S. Government in the second quarter; and

•
A first quarter gain, net of state income taxes, of $16 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS). At the time of the sale, the Corporation deferred recognition of the gain pending the expiration of its responsibility to refund advances for future launch services. At June 29, 2008, a deferred gain (net of federal and state taxes) of $57 million remained to be recognized as an unusual item as future launch services are provided.

The reversal of reserves associated with the favorable settlement increased net earnings by $56 million ($0.14 per share) during the second quarter. This item, coupled with the first quarter item, increased net earnings by $66 million ($0.16 per share) during the six months ended June 29, 2008.

2007 —
•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in COMSAT International;
•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land; and
•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

The COMSAT International sale increased net earnings by $16 million ($0.04 per share) during the second quarter. This sale, coupled with the first quarter items and the income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the six months ended June 24, 2007.

Income Taxes

Our effective income tax rates were 32.4% and 32.5% for the quarter and six months ended June 29, 2008 and 31.6% and 29.0% for the quarter and six months ended June 24, 2007.  The effective rates for all periods were lower than the statutory rate of 35% due to tax benefits for U.S. manufacturing activities and dividends related to our employee stock ownership plans.  The effective tax rates for the quarter and six months periods in 2008 are higher than the comparable periods in 2007 primarily due to the expiration of the research tax credit at the end of 2007 and a benefit recorded in the first quarter of 2007 arising from the closure of the IRS examination of the 2003 and 2004 tax years.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2007 sales of $41.9 billion.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on July 22, 2008. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to election cycles, Congressional actions, Department of Defense reviews, budgetary constraints, and cost-cutting initiatives); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2007 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of July 21, 2008. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2008 Outlook
	Current Update	April 2008
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%)[1]	Combined	Combined
RETURN	≥ $3,290	≥ $3,185

AVERAGE DEBT[2,5] AVERAGE EQUITY[3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $16,450	≤ $16,750

RETURN ON INVESTED CAPITAL	≥ 20.0%	≥ 19%
_______
1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3
Equity includes non-cash adjustments, primarily for unrecognized benefit plan actuarial losses and prior service costs, the adjustment for the adoption of FAS 158 in 2006 and the additional minimum pension liability in years prior to 2007.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Earnings
Unaudited
(In millions, except per share data and percentages)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2008(a)	June 24, 2007(a)	June 29, 2008 (a)	June 24, 2007 (a)
Net sales	$11,039	$10,651	$21,022	$19,926
Cost of sales	9,848	9,597	18,762	17,962
	1,191	1,054	2,260	1,964
Other income and expenses, net	172	110	281	185
Operating profit	1,363	1,164	2,541	2,149
Interest expense	92	93	179	186
Other non-operating income (expense), net	34	67	27	104
Earnings before income taxes	1,305	1,138	2,389	2,067
Income tax expense	423	360	777	599
Net earnings	$882	$778	$1,612	$1,468
Effective tax rate	32.4%	31.6%	32.5%	29.0%
Earnings per common share:
Basic	$2.21	$1.87	$4.00	$3.50
Diluted	$2.15	$1.82	$3.90	$3.42
Average number of shares outstanding
Basic	399.3	416.7	402.9	419.1
Diluted	409.5	426.5	413.2	429.1
Common shares reported in stockholders' equity at quarter end:			393.9	412.0

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

LOCKHEED MARTIN CORPORATION
Net Sales, Segment Operating Profit and Margins
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 29, 2008	June 24, 2007	% Change	June 29, 2008	June 24, 2007	% Change
Net sales:
Aeronautics	$2,884	$3,136	(8)%	$5,691	$5,957	(4)%
Electronic Systems	3,095	2,927	6	5,884	5,442	8
Information Systems & Global Services	2,858	2,520	13	5,362	4,665	15
Space Systems	2,202	2,068	6	4,085	3,862	6
Total net sales	$11,039	$10,651	4	$21,022	$19,926	6

Operating profit:
Aeronautics	$366	$378	(3)%	$689	$677	2%
Electronic Systems	409	387	6	775	704	10
Information Systems & Global Services	272	231	18	502	429	17
Space Systems	268	214	25	499	399	25
Segment operating profit	1,315	1,210	9	2,465	2,209	12
Unallocated corporate income (expense), net	48	(46)		76	(60)
	$1,363	$1,164	17	$2,541	$2,149	18

Margins:
Aeronautics	12.7%	12.1%		12.1%	11.4%
Electronic Systems	13.2	13.2		13.2	12.9
Information Systems & Global Services	9.5	9.2		9.4	9.2
Space Systems	12.2	10.3		12.2	10.3
Total operating segments	11.9%	11.4%		11.7%	11.1%
Total consolidated	12.3%	10.9%		12.1%	10.8%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Unallocated corporate income (expense), net
FAS/CAS pension adjustment	$32	$(14)	$64	$(28)
Unusual items, net	85	25	101	71
Stock compensation expense	(40)	(33)	(75)	(82)
Other, net	(29)	(24)	(14)	(21)
Unallocated corporate income (expense), net	$48	$(46)	$76	$(60)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
FAS/CAS pension adjustment
FAS 87 expense	$(115)	$(172)	$(231)	$(343)
Less: CAS costs	(147)	(158)	(295)	(315)
FAS/CAS pension adjustment - income (expense)	$32	$(14)	$64	$(28)

	THREE MONTHS ENDED JUNE 29, 2008			SIX MONTHS ENDED JUNE 29, 2008
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
Earnings associated with prior years' land sales	$85	$56	$0.14	$85	$56	$0.14
Partial recognition of the deferred gain from the 2006 sale of LKEI and ILS	—	—	—	16	10	0.02
	$85	$56	$0.14	$101	$66	$0.16

	THREE MONTHS ENDED JUNE 24, 2007			SIX MONTHS ENDED JUNE 24, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$25	$16	$0.04	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14
	$25	$16	$0.04	$71	$105	$0.25

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Depreciation and amortization of plant and equipment
Aeronautics	$43	$40	$85	$79
Electronic Systems	66	49	120	94
Information Systems & Global Services	17	16	33	31
Space Systems	37	28	73	57
Segments	163	133	311	261
Unallocated corporate expense, net	12	14	24	27
Total depreciation and amortization	$175	$147	$335	$288

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Amortization of purchased intangibles
Aeronautics	$13	$13	$26	$26
Electronic Systems	1	5	6	16
Information Systems & Global Services	10	14	23	29
Space Systems	—	2	2	4
Segments	24	34	57	75
Unallocated corporate expense, net	3	3	6	6
Total amortization of purchased intangibles	$27	$37	$63	$81

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Unaudited
(In millions)
	JUNE 29,	DECEMBER 31,
	2008	2007
Assets
Cash and cash equivalents	$3,214	$2,648
Short-term investments	96	333
Receivables	5,218	4,925
Inventories	1,623	1,718
Deferred income taxes	724	756
Other current assets	433	560
Total current assets	11,308	10,940

Property, plant and equipment, net	4,256	4,320
Goodwill	9,484	9,387
Purchased intangibles, net	409	463
Prepaid pension asset	322	313
Deferred income taxes	849	760
Other assets	2,833	2,743
Total assets	$29,461	$28,926

Liabilities and Stockholders' Equity
Accounts payable	$1,993	$2,163
Customer advances and amounts in excess of costs incurred	4,208	4,254
Other accrued expenses	4,054	3,350
Current maturities of long-term debt	1,001	104
Total current liabilities	11,256	9,871

Long-term debt, net	3,803	4,303
Accrued pension liabilities	1,431	1,192
Other postretirement and other noncurrent liabilities	3,637	3,755
Stockholders' equity	9,334	9,805
Total liabilities and stockholders' equity	$29,461	$28,926
Total debt-to-capitalization ratio:	34%	31%

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Unaudited
(In millions)
	SIX MONTHS ENDED
	June 29, 2008	June 24, 2007
Operating Activities
Net earnings	$1,612	$1,468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	335	288
Amortization of purchased intangibles	63	81
Stock-based compensation	75	82
Excess tax benefit on stock compensation	(43)	(61)
Changes in operating assets and liabilities:
Receivables	(266)	(618)
Inventories	95	282
Accounts payable	(176)	(94)
Customer advances and amounts in excess of costs incurred	(3)	720
Other	681	738
Net cash provided by operating activities	2,373	2,886

Investing Activities
Expenditures for property, plant and equipment	(274)	(254)
Sale of short-term investments, net	237	52
Acquisitions of businesses / investments in affiliates	(88)	(136)
Divestiture of investment in affiliate	—	26
Other	40	(11)
Net cash used for investing activities	(85)	(323)

Financing Activities
Repurchases of common stock	(1,930)	(1,394)
Issuances of common stock and related amounts	117	193
Excess tax benefit on stock compensation	43	61
Common stock dividends	(340)	(295)
Issuance of long-term debt and related costs	491	—
Repayments of long-term debt	(103)	(32)
Net cash used for financing activities	(1,722)	(1,467)
Net increase in cash and cash equivalents	566	1,096
Cash and cash equivalents at beginning of period	2,648	1,912
Cash and cash equivalents at end of period	$3,214	$3,008

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Stockholders' Equity
Unaudited
(In millions)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders' Equity
Balance at January 1, 2008	$409	$—	$11,247	$(1,851)	$9,805
Net earnings			1,612		1,612
Common stock dividends (a)			(508)		(508)
Stock-based awards and ESOP activity	4	341			345
Repurchases of common stock (b)	(19)	(341)	(1,595)		(1,955)
Other comprehensive income				35	35
Balance at June 29, 2008	$394	$—	$10,756	$(1,816)	$9,334

(a)
Includes dividends ($0.42 per share) declared and paid in the first and second quarters. This amount also includes a dividend ($0.42 per share) that was declared on June 26, 2008 and is payable on September 26, 2008 to shareholders of record on September 2, 2008.

(b)
The Corporation repurchased 7.3 million shares for $770 million during the second quarter. Year-to-date, the Corporation has repurchased 18.6 million common shares for $2.0 billion. The Corporation has 14.1 million shares remaining under its share repurchase program as of June 29, 2008.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
(In millions)
	June 29,	December 31,
	2008	2007
Backlog
Aeronautics	$25,800	$26,300
Electronic Systems	19,700	21,200
Information Systems & Global Services	11,900	11,800
Space Systems	17,100	17,400
Total	$74,500	$76,700

	THREE MONTHS ENDED		SIX MONTHS ENDED
Aircraft Deliveries	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
F-16	7	12	16	21
F-22	6	7	10	10
C-130J	3	3	6	5